Exhibit 99.1

Computer Horizon Corp.
Third Quarter 2006 Conference Call
November 9, 2006

Operator:

Good afternoon. My name is Janelle, and I will be your conference operator today. At this time I would like to welcome everyone to the Computer Horizons Corp’s Third Quarter 2006 Results Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be question and answer period. If you would like to pose a question during that time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, you may press the pound key. Thank you. It is now my pleasure to turn the floor over to your host, David Reingold. Sir, you may begin.

David:

Thank you. Welcome to the Computer Horizons Third Quarter 2006 Earnings Conference Call. Today’s call is being recorded. The conference call contains forward-looking statements within the meaning of the Safe Harbor’s Division of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as believe, expect, anticipate, plan, potential, continue, or similar expressions. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including, but not limited to risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technologies and standards, the ability to complete cost reduction initiatives, the dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the company’s filings with the Securities and Exchange Commission, conference calls, and other communications. All forward-looking statements included in this conference call are based on information available to the company on the day hereof. The company undertakes no obligation, expressly disclaims any such obligation to update forward-looking statements made in this conference call to reflect events or circumstances after the date of this conference call, or to update reasons why actual results would differ from those anticipated in such forward-looking statements. It is now my pleasure to introduce Computer Horizons President and CEO, Dennis Conroy. Dennis.

Dennis:

Good afternoon. Welcome, everyone, and we trust you can appreciate the rationale for rescheduling this call. As David said, I’m Dennis Conroy, President and Chief Executive Officer, of Computer Horizons. I am joined on the call today by Brian Delle Donne, our Chief Operating Officer, Barbara Moss, our Chief Financial Officer, and of course, David Reingold, our Senior Vice President of Marketing and Investor Relations.

Computer Horizon Corp.
Third Quarter 2006 Conference Call
November 9, 2006

I’m very pleased to be talking to you today, just two days after signing the third and final agreement that will lead to the transfer of all of our operating businesses to three highly reputable and strategically complementary new owners. Each operating unit now faces a brighter future. As you no doubt know, in September, we completed the sale and transfer of RGII, our Federal Unit, to NetStar-1. In October, just about three weeks ago, we announced an agreement to sell Chimes to AXIUM’s Ensemble Workforce Solutions. And then yesterday, we announced an agreement, which we signed the day before, to sell CHC’s commercial division to Allegis Group’s TEKSystems. The Chimes and commercial transactions are subject to customary regulatory and shareholder approvals before closing.

The third quarter press release issued this morning, coupled with yesterday’s release about the commercial sale, summarized some transaction-related information which you might find helpful. In addition, within the next two weeks, we will be filing a preliminary proxy for these transactions, which I encourage you to review closely, as it will include important information of interest to you.

This marks the beginning of the end of the strategic review process launched more than a year ago. It’s been a long road with work yet to be done, but we have cleared away the clouds of uncertainty, positioned our businesses for greater long-term success, expanded opportunities for employees in these three business units and, I trust, satisfied our shareholders.

The stated purpose of this call is to discuss third quarter results, which from an operating performance perspective, have remained positive. Indeed, I am encouraged by the capacity of our people at corporate and in each of our business units to balance the demands and distractions of the strategic review process with a steady focus on meeting and exceeding our customers’ expectations, with an operating discipline that yields positive returns, as reflected in the sustained gross and operating margin improvement. We have suffered a slide in revenues in our commercial unit, largely strategically intentional, but continued growth in Chimes. The bottom-line is the business is healthy.

I’d like now to hand off to Brian who will outline results during the quarter and year-to-date. Barbara will then profile financial results.  Afterwards I will make some closing comments, followed by your questions. Brian?

Brian:

Thank you, Dennis, and thank you for joining us this afternoon. Let me review the operating results, starting with our commercial unit. The softness in the top-line has been attributed to reductions in low margin payrolling business, which we’ve been leaving behind, and also from the revenue reduction, as work shifts from onsite delivery to our near-shore center at lower bill rates, but at much improved margins. Those staffing revenues are on a sequentially increasing track in the US. Some of the declines in Canadian staffing have occurred as commodity pricing at two large accounts, which moved to MSP-style procurement, has caused some of the recent attrition.

Computer Horizon Corp.
Third Quarter 2006 Conference Call
November 9, 2006

The really good news, however, is around the increasing gross margins and operating margins. The gross profit has moved up by 230 basis points from the year ago quarter, and operating income for the commercial unit, before corporate allocation, has swung up 64% from Q3 of last year, due to, obviously, the improved gross margin and stringent cost controls. The solution business revenues have made a significant contribution to our revenue mix and they are presently running about 13% ahead of our plans.

Also during the quarter, a first-of-a-kind sale occurred, where CHC took on a managed services role for a pharmaceutical services client, where we powered the managed service with Chimes software. The engagement generates revenue for Chimes, as well as provides CHC the opportunity to enjoy significant headcount placements. Some of these started to occur during the tail end of this quarter and will expand into the balance of the year.

Moving over to the Chimes unit, as indicated earlier in our press release, we experienced another strong quarter in Chimes, as revenues for the quarter came in at $8 million, about an 8.2% increase from a third quarter year ago. During the quarter, we were awarded four new clients across telecom, hospital, pharma and technology sectors. The last is a major win for us, as it is a global technology services company that we’ve been pursuing for quite some time. Four booked clients came through implementation in the quarter and started generating revenues. One of these is a nationwide consumer retailer. And also during the quarter, four significant client expansions kicked off with two of those reaching revenue contribution in the quarter, and the other two likely to deliver revenues by the backend of Q4. Also, as a result of a strategic decision in Q1 to increase our efforts to win per diem and risk mitigation services, we have cumulatively increased that contribution from that line of business by over 200% as of the third quarter. The great news about that business is that it ramps up quickly and is highly accretive to margins.

During the quarter, Chimes took a leadership position at a national forum, and at an annual users’ forum. At each of these events, the latest release of the Chimes software was previewed. Version 6.0 was widely acclaimed in these presentations, with rich functionality becoming much more easily accessed by the user. The user interface has been significantly enhanced, which leads to a much more positive user experience. 6.0 is being offering in an upgrade form to existing clients and on all new engagements.

Just briefly moving back to corporate. On the corporate front, we continue to control expenses and work to reduce, or at least limit, the overhead burdens. As a result of these efforts, we have recorded a 12% decline in corporate overhead costs from a year ago period.

At this point, I’ll turn it over to Barbara to give you additional detail of financial highlights for the third quarter. Barbara?

Computer Horizon Corp.
Third Quarter 2006 Conference Call
November 9, 2006

Barbara:

Thank you, Brian. As Dennis discussed, this quarter we signed agreements for the sale of each of the three operating units of CHC. Because of the sale of our Federal Unit, RGII, was completed on September 29, 2006, this is now shown in our financial statements as discontinued operations for all periods presented, to allow for comparable results period-over-period. The Chimes and commercial segments are still showing a continuing operation. With that background, let me go over the highlights of our results.

During the third quarter of 2006, CHC recorded consolidated revenues from continuing operations, which excludes the Federal Government business of $52.6 million, a 7% decline over the comparable period in 2005. This decline resulted from a de-emphasis on certain underperforming parts of the commercial business, as Brian has just described. Gross margins for the third quarter of 2006 improved to 33.4%, up from 29.6% in the comparable period in 2005. Third quarter 2006 net income from continuing operations was $891,000, or three cents per diluted share, compared with a loss of $8 million, or a negative $0.25 per diluted share in the third quarter of 2005.

Turning to the balance sheet metrics, at September 30, 2006, the company had approximately $48.2 million in cash and cash equivalents, and an additional $1 million of cash held in escrow from the sale of RGII. Cash and cash equivalents of September 30, 2006 also include approximately $12 million to be disbursed to Chimes’ vendors in accordance with client’s payments terms. At September 30, 2006, the company had $68.2 million in working capital and a current ratio of 3:1. Net accounts receivable increased $2.9 million to $42.6 million at September 30, 2006. That’s up from $39.7 million at December 31, 2005. Accounts receivable DSOs at September 30, 2006, for all of CHC, were 70.5 days, down from 72.2 days at June 30, 2006, and that was due to an increase emphasis on collection efforts. We had talked about that at the beginning of the year and those DSOs have been coming down steadily from the beginning of the year.

Now, I know many of you are wondering how the company will be taxed on the pending transactions, so I’ll give you the best answer we can share with you at this point. The sales of the company’s assets pursuant to the two executed asset purchase agreements will be taxable events to the extent that any gain or loss is realized. The company will realize gain or loss based on the difference between the total proceeds for cash received – and that’s including any additional consideration received before close, such as net asset adjustments. So we’re talking about the difference between those proceeds, total proceeds, and our tax basis in the assets.

We anticipate that the company carries sufficient net operating losses to offset most of the gain from the Chimes transaction, for regular federal income tax purposes. We may, however, incur roughly $1.3 million in alternative minimum taxes, as well as potentially some state and local taxes. We do not anticipate that these will be material.

Computer Horizon Corp.
Third Quarter 2006 Conference Call
November 9, 2006

We are currently not in a position to disclose the tax implications of the commercial transaction announced yesterday, but we do expect that we have sufficient NOLs to offset the majority of any gain that’s recognized.

I’ll now turn the call back over to Dennis for closing comments.

Dennis:

We have plenty of work to do during the next few months, as we continue to operate Chimes and commercial, while preparing them for transfer to their prospective new owners. After that, we will turn our attention to transition services and to the eventual wind-down of corporate assets and activities. The Board is conducting a review of the final stages, including distribution of proceeds and we will report to you as soon as we have a plan in place. We have scheduled our annual meeting for December 20th, and in addition, expect to schedule a special shareholder meeting early in the first quarter of 2007, for the purpose of gaining approval of the announced agreements and a fully formed plan for wind-down and liquidation of CHC.

We very much appreciate the continued support from our shareholders and our customers, and the hard work and the dedication of our employees. And now I’ll open the floor to your questions, Operator?

Operator:

Thank you. At this time, I would like to remind everyone, if you would like to ask a question, please press the star, then the number one on your telephone keypad. If you would like to withdraw your question, please press the pound key. We’ll pause for just a moment to compile the Q&A roster. Thank you. Our first question is coming from Blaine Marder of Loeb Partners.

Q:	Hi guys, Blaine Marder from Loeb Partners. You mentioned having a shareholder meeting in early ‘07. You’d anticipate just having one shareholder meeting to approve both transactions?

Dennis:

Yes, indeed, Blaine, thanks for the question. The fact that we consummated or signed a deal for commercial two days ago, allows us to submit one proxy to profile both deals, both the Chimes deal and the commercial deal, and to set a date for one shareholder meeting to go to agreement on both of those sales.

Q:	And you’re thinking is sometime in January, is that fair?

Dennis:

Well, as soon as we can get through the customary regulatory process – SEC review, Hart-Scott-Rodino, all of those necessary steps, and we can set a date. Our hope is to do it as soon as possible, but we are somewhat subject to the vagaries of the regulatory process. So that’s the best answer I can give you right now.

Computer Horizon Corp.
Third Quarter 2006 Conference Call
November 9, 2006

Q:	And then do you have any kind of hopes, dreams, and goals in terms of liquidating and timeframe? I mean would you see it going to the middle of 2007?

Dennis:

Not clear at the moment, Blaine, because that hinges on the scope and length of time of transition services, which we are bound to provide to the two new owners of the respective units and so it depends in large part, during this transition planning period, the extent to which they will need that level of support and for how long.

Q:

And finally, you mentioned in your text of the release, significant wind-down costs. Can you at least give the sense – I mean are we talking $5 million, $10 million, $20 million? What exactly are we talking about here?

Dennis:

Not profiled yet. That’s the plan we’re working on, so I’d rather not give you a range at the moment until we have a better sense of what that is, because the range would be too wide and wouldn’t be helpful to you.

Q:

Well, give it a shot. I mean because when you’re talking you have 33 million shares outstanding, so $10 million is a lot, but it’s acceptable. I’m just trying to get an understanding of what significant means to you.

Dennis:	Well, I can tell you it’s probably going to be closer to $10 million than to $20 million.

Q:	That certainly is fair enough. Thank you.

Operator:	Thank you. Our next question is coming from Chuck Goldblum of Emancipation Capital.

Q:	Hi, thanks for the call. Is it closer to zero than $10 million?

Dennis:

I understand the question and somebody said something about hopes and dreams. It would certainly be our hope and dream that we get closer to zero than $10 million, but I don’t think that’s the case. We will have wind-down costs. We have lease extensions we have to burn off. We have people costs we have to care for and all of those things add up to something considerably more than zero.

Q:

Fair enough, but you said closer $10 million than $20 million. I’m not expecting the number to be $5 million, but I’m also not expecting the number to be $15 million. So, I guess the question is, is it closer to zero than $20 million, vis-à-vis $10 million? Do you expect it to be above or below $10 million?

Dennis:

I think that you’re trying to pin me down to a specific number and I don’t have one right now, Chuck. I’m sorry.  It’s not zero and it’s probably not $20 million. It’s somewhere in the neighborhood of $10 million.

Computer Horizon Corp.
Third Quarter 2006 Conference Call
November 9, 2006

Q:

Okay, that’s more informative. You talked about, as Barbara mentioned, that state and local taxes on the Chimes sale are not expected to be material. The question is what is the level of materiality that you’re referring to?

Barbara:	We’re estimating around a million dollars right now, but that’s an estimate at this point. I don’t expect it to be too far wrong.

Q:	Now this one million estimate then, $1.3 million in tax you referred to, are those numbers that are part of the shutdown cost number you’re referring to or are those separate?

Barbara:	Those would be separate.

Q:

You talked about, Dennis, in answering prior question about transition services. Can you speak to what sort of transition services you’re liable to to the buyers? What sort of timeframe you think ought to be associated with them? Just give me some idea.

Dennis:

Well, you have access to the APAs. We’ve provided a menu of services to each of those buyers. As they work their way through transition, we will work closely with them to determine how much or how little – what they will need from us, they will select and for how long. But it’s everything from payroll to financial reporting to collections…

Barbara:	Human resources

Q:

So, for hypothetically, both these deals close on, I don’t know, March 1st, to pick a hypothetical date. What is the spirit of the arrangements with the buyers on your transition services after that date?

Dennis:	After we close? Whatever that close date is?

Q:	That’s correct.

Dennis:	It’s to take as little as possible for as short a period of time as possible. That’s both in our interest and theirs and whatever they take, we’ll be compensated for those services.

Q:	I’m sorry, so theoretically, you guys are doing payroll-to-payroll and reporting services for a company you no longer own?

Dennis:	That’s true.

Computer Horizon Corp.
Third Quarter 2006 Conference Call
November 9, 2006

Q:	And is there a time limit on that outsourced service? And maybe the spirit of it I don’t understand. It just seems sort of strange compared to typical M&A you might come across.

Dennis:	Well, there are upside limits in both of the agreements. I think they’re three and four months respectively. We don’t expect that we’ll have to go that long.

Q:	From closure that is.

Dennis:	From the time – the point at which we actually transfer ownership of those companies to the new owners.

Q:

I’m sure you were involved in the negotiation process on these deals, can you inform us on sort of the spirit of these sorts of deals? Why a buyer would want something like this? Why you, as the seller, would want to be involved in something like this?

Brian:

This is Brian. The point is is that the asset continues to be a CHC entity up until closing and at that point in time, there needs to be a handover of employee records, benefit plans, and then so forth and so on. It can’t all happen instantaneously, and so the period of time to provide those services will be managed and the buyer will be assuming them as quickly as they possibly can and we’ll be turning them over as quickly as they can. The spirit and intent of it is that we are basically providing a bridge. It’s not intended to be a new line of business. It’s intended to be a transition that is as short and as effective as possible.

Q:	And economically neutral, I’d assume.

Brian:	That’s our expectation. We have it priced so that it is having some cost recovery, but there’s obviously expenses that fall outside that that just continue to exist, which we won’t be able to recoup.

Q:

And I imagine it’s reasonable to assume, if that’s the spirit of it, it ought to be reasonable to assume -- not to hold you to anything -- that something like this ought to be wrapped up in a month or so.

Dennis:

I think it’s too early to say, Chuck, there’s a regulatory limit on the extent of which these new owners can collaborate with us and do any of this until ownership is transferred, and as Brian pointed out, flash cuts are just unachievable. So, it depends on how quickly they can get their own systems and capabilities up to a point of absorbing the additional responsibilities at the point of close. It’s not in their interest to sustain these transition services for an extended period of time, nor is it in ours.

Computer Horizon Corp.
Third Quarter 2006 Conference Call
November 9, 2006

Q:	Fair enough. I’m just looking for some sort of ballpark expectation from your side on what sort of time period this ought to cover.

Dennis:	Well, again, we don’t know yet, that’s what transition planning is all about, which we have just started.

Operator:	Thank you. Our next question is coming from Matthew Harmon of HS Capital.

Q:

Just wanted to say congratulations. It’s been a longtime coming for some of those other folks I’ve heard on the call already, who I know have been in the – owned this stock about as long as we have. Anyway, I wanted to congratulate the Board and management for finally getting everything all put together and I know you’ve all worked very hard on it. I did have a question about whether or not there’s any opportunity potentially to see some sort of distribution of the liquidation proceeds before, or in a staggered format, some sort of cash distribution of $2, $3 per share, maybe $4 per share, and then the remainder and everything is all 100% put to bed. Is that a possibility at all?

Dennis:

Matthew, first thanks for your congratulations, we appreciate that. And with regard to distributions, the Board and our outside advisors are conducting analysis now to determine what is the best way and in what time scale to get money back in the hands of our shareholders, whether that’s a series of payments and dividend payments, return to capital, or all rolled up into one, is something that’s under examination now and we haven’t figured that out yet. As soon as we do and have a game plan, we’ll certainly want to communicate that to you and other shareholders.

Q:

Well, if at all possible, speaking as a longtime shareholder, even if it is in a staggered approach, the faster you can return capital to our hands, that would certainly make you that much more ingratiated in our eyes. So, do appreciate you getting it all done and if you can take that note to your advisors, that would be great.

Dennis:	Okay, Matthew, thank you. I will and I’m not surprised to hear you say that.

Q:	Thanks.

Dennis:

Well, thank you all very much for joining us this afternoon. Thank you for your questions and we will communicate with you as soon as we know more about where we’re headed. And in the meantime, we’ll get back to work. Thank you very much.

Operator:	Thank you. This does conclude today’s Computer Horizons Corp. conference call.

# # #